SUBADVISORY AGREEMENT

Agreement made as of the      day of         , 2012 by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Federated Investment Management Company, a Delaware statutory trust (“Subadviser”).

WHEREAS, the Fund listed in Schedule A is a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into an Investment Management Services Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

WHEREAS, the effective date of this Agreement is             , 2012.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Subadviser’s Duties.

(a)	Portfolio Management. Subject to supervision by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), Subadviser shall manage on a discretionary basis, without prior consultation with Investment Manager or the Board, the investment operations and the composition of that portion of the assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions, and subject to the following understandings:

(i)

Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser will be responsible for providing investment advice under this Agreement only with respect to the assets allocated to Subadviser from time to time by Investment Manager. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act. Subadviser will not be responsible for voting proxies issued by companies held in the Fund although Investment Manager may reasonably consult with Subadviser from time to time regarding the voting of proxies of securities owned by the Fund. Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Investment Manager.

(ii)	Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s Prospectus and Statement of Additional Information (“SAI”); (b) reasonable, mutually acceptable instructions and directions of Investment Manager and of the Board communicated to Subadviser in writing; (c) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations; and to the extent not conflicting with (a), (b) and(c) hereof (d) Subadviser’s policies and procedures as in effect from time to time, which policies and procedures (or summaries thereof) Subadviser will communicate to the Fund or Investment Manager upon Investment Manager’s reasonable request. Investment Manager agrees to give Subadviser prompt written notice if Investment Manager believes any recommendations, advice or investments to be in violation of (a), (b) or (c) above.

(iii)	Portfolio Transactions.

(A)

Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) (collectively, “brokers or dealers”) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. The Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, and other factors that Subadviser deems relevant regarding, brokers or dealers who may effect, or be a party to, any such transaction or other transactions to which Subadviser’s other clients may be a party in accordance with Subadviser’s policies and procedures and Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-or dealer a commission, spread or markup in excess of that which another broker-or dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to the Fund and other clients for which it acts as adviser or subadviser.

(B)	Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate in accordance with Subadviser’s aggregation policies and procedures the securities or futures contracts to be sold or purchased for the Fund as well as other clients of Subadviser or its affiliates in order to seek best execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients and consistent with Subadviser’s policies and procedures as in effect from time to time. Investment Manager hereby acknowledges that such aggregates of order may not result in a more favorable price or lower brokerage commissions in all instances.

(C)	Subadviser will not arrange purchases or sales of securities between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to Subadviser along with any amendments provided in writing to Subadviser, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund consistent with the Subadviser’s and Fund’s policies and procedures.

(iv)	Reports. Subadviser (a) shall render to the Board such periodic and special reports as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (b) shall meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times (i.e., quarterly via telephone and in person on a less frequent basis as mutually agreed) and upon reasonable advance notice.

(v)	Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible and shall provide Investment Manager with such information upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the Custodian of the Fund.

(b)	Compliance Program and Ongoing Certification(s). As reasonably requested, Subadviser shall timely provide to Investment Manager (i) information and commentary for the Fund’s annual and semi-annual reports, in a format reasonably acceptable to Subadviser and Investment Manager, and shall (a) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably acceptable to Subadviser and Investment Manager, as it may be amended from time to time, and (b) provide (i) additional certifications related to Subadviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably acceptable to Subadviser and Investment Manager, as it may be amended from time to time, (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and Subadviser’s management of the Fund, in a format reasonably acceptable to Subadviser and Investment Manager, as it may be amended from time to time; (iii) an annual certification from Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Subadviser’s compliance program, in a format reasonably acceptable to Subadviser and Investment Manager, as it may be amended from time to time; and (iv) from time to time Subadviser shall provide such certifications to assist Investment Manager in fulfilling Investment Manager’s obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund or Investment Manager and reasonably acceptable to Subadviser. In addition, Subadviser will, from time to time, provide a written assessment of its compliance program that is reasonably acceptable to Subadviser and Investment Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

(c)	Maintenance of Records. Subadviser shall timely furnish to Investment Manager all information reasonably requested by Investment Manager relating to Subadviser’s services hereunder which Subadviser is required by law or regulation to keep and which are needed by Investment Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser shall maintain such books and records with respect to the assets of the Fund allocated to Subadviser for management as are required of SEC-registered investment advisers based on the services provided by Subadviser to the Fund pursuant to this Agreement under the 1940 Act. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve its records required under this Agreement (including those for the Fund) for the periods prescribed under the 1940 Act.

(d)	Insurance and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) commercially reasonable errors and omissions insurance and (ii) a Code of Ethics and related reporting procedures consistent with Rule 17j-1 under the 1940 Act.

(e)	Confidentiality. This section 1(e) of the Agreement hereby supersedes and replaces in its entirety the terms of the Mutual Confidentiality Agreement, dated June 23, 2011, entered into by Investment Manager and Subadviser.

Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, means confidential and proprietary information of the Fund, Subadviser or Investment Manager, or their affiliates, including, but not limited to, “Fund Portfolio Information” (which refers to confidential and proprietary information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser, that Subadviser manages under the terms of this Agreement), that is received by one of the parties in connection with this Agreement. Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a routine regulatory examination; (5) that is required to be disclosed pursuant to a requirement of a governmental agency or law so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to (to the extent practicable) any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (6) to affiliates that have a reason to know such information; (7) to the custodian of the Fund; (8) to brokers and dealers that are counterparties for trades for the Fund; (9) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (10) to third party service providers to Subadviser subject to confidentiality agreements or similar obligations of confidentiality. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund. Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties.

(f)	Cooperation. As reasonably requested by Investment Manager or the Board and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will cooperate with, and provide assistance to, Investment Manager or the Fund as needed in order for Investment Manager and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder.

(g)	Receipt of Services From Certain Service Providers. Investment Manager hereby acknowledges and consents to: (a) Subadviser’s affiliate, Federated Advisory Services Company, providing certain support services (e.g., performance attribution, administration and risk management) to the Subadviser pursuant to a services agreement with Subadviser (which services are paid for by Subadviser); and (b) other third-parties engaged by Subadviser to whom Subadviser is permitted to disclose non-public information pursuant to the service provider exception in Regulation S-P provided that, in the case of clause (b), Subadviser provides notice to Investment Manager of any such service providers that provide material services to Subadviser in connection with this Agreement and the purpose of such disclosure.

(h)	Valuation. Investment Manager acknowledges and agrees that Subadviser is not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Fund.

(i)	Compliance Testing. Investment Manager agrees that (A) Subadviser is not the compliance agent for the Fund or Investment Manager, (B) Subadviser may not have access to all of the books and records of the Fund necessary to perform certain compliance testing, and (C) Subadviser will not be obligated to request any books and records of the Fund not in Subadviser’s possession for purposes of compliance testing. To the extent that Subadviser has agreed to perform the services specified in this Agreement in accordance with applicable law (for example, the 1940 Act and the Internal Revenue Code (IRC)), the Fund’ registration statement or governing documents, applicable policies and procedures, or written instructions, Subadviser shall perform such services based upon the assets of the Fund allocated for management to Subadviser pursuant to this Agreement, which may comprise only a portion of the Fund’s books and records, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement based upon such books and records. In no event shall Subadviser be responsible for compliance testing with respect to any Fund assets not managed by Subadviser.

(j)

Implementation of Changes. Investment Manager agrees that Subadviser shall be afforded a reasonable amount of time to implement any change in applicable law, rule or regulation (but in no event (except after obtaining a proper exemptive order or other relief or Investment Manager’s consent) beyond the mandatory compliance date for any change in applicable law, rule or regulation), any change in a Fund’s registration statement or governing documents, any change in applicable policies and procedures, and any other change arising out of any other instructions provided by the Board or Investment Manager to Sub-Adviser. Subadviser shall not be responsible for implementing (or failing to implement) any change in a Fund’s registration statement or governing documents, or Investment Manager’s or the Fund’ policies and procedures, or resulting from any instruction of the Board or Investment Manager, that is not specifically identified in a writing provided to Subadviser. Subadviser will promptly inform Investment Manager if Subadviser is not able to implement any such change or new instruction.

(k)	Limited Power of Attorney. Investment Manager hereby appoints Subadviser as the Fund’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts, confirmations related to derivatives trades and other documents on behalf of the Fund as Subadviser reasonably believes is required by brokers or dealers or other intermediaries, counterparties and other persons or entities in connection with its management of the Fund assets allocated for management by Subadviser under this Agreement. Subadviser shall provide Investment Manager with a reasonable opportunity to review (and comment thereon) any such agreements or contracts prior to execution thereof. Nothing in this Agreement shall be construed as imposing a duty on Subadviser, or its directors, officers and employees, to act or assume responsibility for any matters in their respective capacity as attorney-in-fact for the Fund and, with respect to actions taken by Subadviser in the capacity as attorney-in-fact. Investment Manager, on behalf of itself and the Fund, hereby ratifies and confirms as good and effectual, at law or in equity, all that Subadviser and its directors, officers and employees may do in the capacity as attorney-in-fact, subject, in any case, to Section 8 of this Agreement relating to Liability and Indemnification. Any person, partnership, corporation or other legal entity or natural person dealing with Subadviser in its capacity as attorney-in-fact hereunder for the Fund is hereby expressly put on notice that Subadviser is acting solely in the capacity as an agent of the Fund and that any such person, partnership, corporation or other legal entity or natural person must look to the Fund for enforcement of any claim against the Fund. Subadviser has no personal liability for obligations of the Fund entered into by Subadviser pursuant to this Agreement in its capacity as attorney-in-fact. If requested by Subadviser, Investment Manager agrees to have the Fund execute and deliver to Subadviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to Subadviser and Investment Manager.

2.

Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser’s performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof or to any other subadviser. Investment Manager will prior to the effective date of this Agreement and periodically thereafter provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies (Subadviser may assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Subadviser. Neither Subadviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) advice on, or management of, any assets for the Fund other than the assets for which Investment Manager has delegated investment discretion to Subadviser, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Fund with any government or agency, (v) administration of the plans and trusts investing in the Fund, or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement. Investment Manager shall provide Subadviser with: (a) each current governing document of the Fund; (b) the Advisory Agreement relating to the Fund; (c) any instructions adopted by the Board or the Investment Manager relating to the Fund; (d) any exemptive order relied upon by the Investment Manager or the Fund that may affect the performance of Subadviser’s services and other obligations under this Agreement (including any “Investment Manager of Investment Managers” order); (e) and, as applicable, evidence of a duly called shareholder meeting at which the Advisory Agreement, Investment Manager’s appointment as investment adviser for the Fund, this Agreement and Subadviser’s appointment as a subadviser for the Fund was approved, as well as evidence of the annual re-approval of such appointments and agreements; (f) any CFTC Rule 4.5 letter applicable with respect to a Fund; (g) if requested by Subadviser, a separate limited power of attorney; and (h) any other information that Subadviser reasonably requests in order to perform its services, and comply with its obligations, under this Agreement.

3.	Documents Provided to Subadviser. Investment Manager has delivered or will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, as well as any policies or procedures of Investment Manager or the Fund, and will promptly deliver to it all future amendments and supplements, if any. Investment Manager shall afford Subadviser the reasonable opportunity (e.g., generally at least seven business days) to review any amendment, supplement or other change in the Fund’s Prospectus and SAI or any such policies and procedures concerning Subadviser or its services, or that may affect Subadviser’s rights, duties, obligations or performance under this Agreement, prior to any such amendment, supplement or other change becoming effective.

4.	Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates as a percentage of the Fund’s average daily net assets or the average daily net assets of the portion of the Fund’s assets that is managed by Subadviser, as applicable, set forth in the attached Schedule A, which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs.

5.

Expenses. During the term of this Agreement, Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to Investment Manager and/or the Fund’s distributor, and marketing support provided by Subadviser. For the avoidance of doubt, such expenses shall not include: (a) costs in connection with the purchase or sale of securities and other assets (including brokerage commissions, if any) for the Fund; or (b) except as specifically agreed to by Subadviser in the Agreement, any other Fund or Investment Manager expenses, including, without limitation: (i) any expenses of Investment Manager or the Fund for organizing, or continuing the existence of, Investment Manager or the Fund; (ii) fees and expenses of trustees/directors/members and officers of Investment Manager or the Fund; (iii) fees for Investment Manager and Fund administrative personnel and services; (iv) expenses incurred in the distribution of shares of the Fund (“Shares”), including expenses of administrative support services; (v) fees and expenses of preparing, printing, filing and distributing any required filings, other governing documents, or any amendment or supplement thereto, or any sales literature, statement, communication or other document under the 1933 Act, the 1940 Act or otherwise (except as otherwise provided herein); (vi) expenses of registering and qualifying Investment Manager or the Fund, or Shares of the Fund under federal and state laws, rules or regulations; (vii) interest expense, taxes, fees, and commissions of every kind relating to Investment Manager or the Fund; (viii) expenses of issue (including any cost of Share certificates), purchase, repurchase, and redemption of Shares; (ix) charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars and other service providers to Investment Manager or the Fund; (x) auditing, accounting, and legal expenses; reports to shareholders and governmental officers and commissions; (xi) expenses of meetings of trustees/directors and shareholders and proxy solicitations therefor (except as otherwise provided herein); (xiii) insurance expenses; (xiv) association membership dues and such nonrecurring items as may arise, and (xv) all other expenses relating to the operation and management of the Fund. Subadviser agrees to pay to Investment Manager the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution

(including mailing) of the supplement, if the Subadviser makes any changes that require immediate disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to Subadviser’s investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund or Investment Manager by the Subadviser of such Changes, the Fund is not generating a supplement for other purposes. In the event two or more subadvisers, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such subadviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by Subadviser hereunder or by Investment Manager under the Advisory Agreement are borne by the applicable Fund.

In the event that there is a proposed change in control of Subadviser that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time reasonably deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, Subadviser agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement, except to the extent that shareholders are being solicited for another purpose and the approval of the continuation of this Agreement can be included within such other proxy statement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies.

In the event that such proposed change in control of Subadviser shall occur and the Fund is operating under an exemptive order issued by the SEC to Investment Manager with respect to the appointment of subadvisers absent shareholder approval, Subadviser agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement except to the extent that another information statement is being prepared and delivered to shareholders; provided that if another information statement is being prepared and delivered to shareholders as a result of the change of control of another subadviser of the Fund, the costs and expenses will be shared pro rata with such other subadviser based on the number of pages required by each subadviser.

6.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)

Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and, unless prohibited by applicable law, will provide prompt notice of any material violations relating to the Fund to Investment Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) unless prohibited by applicable law, and to the extent Subadviser has not previously notified Investment Manager, will promptly notify Investment Manager after Subadviser becomes aware (1) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (2) that the Securities and Exchange Commission (the “SEC”) or other governmental authority has: censured Subadviser; placed limitations upon the activities, functions or operations of Subadviser; or commenced proceedings or an investigation that may result in any of these actions, (3) to the extent Subadviser is managing substantially all of the assets of the Fund and Subadviser is the only subadviser to the Fund, a reasonable basis for believing that the Fund has ceased to qualify or is reasonably likely not to qualify as a regulated investment company under Subchapter M of the Code and (4) of any material fact known to Subadviser respecting or relating to Subadviser that is not contained in the Fund’s Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Subadviser contained therein that becomes untrue in any material respect.

(b)	Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Investment Manager that there has been no material violation of Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent Subadviser has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to Investment Manager.

(c)	Subadviser has provided Investment Manager with a copy of a document intended to address the disclosures specified in Form ADV Part 2A, and promptly will furnish a copy of any amendments to such document to Investment Manager (at least annually). Investment Manager acknowledges that, under Rule 204-3 under the Advisers Act, as amended, to the extent Subadviser’s only clients are registered investment companies, Subadviser is not required to file a Form ADV, Part 2A, with the SEC.

(d)	To the extent not prohibited under applicable law, Subadviser will promptly notify Investment Manager of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of Subadviser, or if there is otherwise an actual change in control or management of Subadviser.

7.	Representations of Investment Manager. Investment Manager represents and warrants as follows:

(a)	Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act and 1940 Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and, unless prohibited by applicable law, will provide prompt notice of any material violations relating to the Fund to the Subadviser (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement and the Advisory Agreement; and (vii) unless prohibited by applicable law, and to the extent Investment Manager has not previously notified Subadviser, will promptly notify Subadviser after Investment Manager becomes aware (1) of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) that the SEC or other governmental authority has: censured Investment Manager; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) of a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(b)	Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund, in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

(c)	The Fund is and will continue to be the owner of all assets for which Investment Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)	Investment Manager is establishing and will be maintaining the Fund’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that Investment Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(e)	The directors of the Fund have approved the appointment of Subadviser pursuant to this Agreement, and no shareholder approval of this Agreement is required or such shareholder approval has been obtained in accordance with applicable law, including, without limitation, Section 15 of the 1940 Act.

(f)	Investment Manager and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized Investment Manager to enter into this Agreement. The Board and shareholders of the Fund have approved the Advisory Agreement in accordance with applicable law, including, without limitation, Section 15 of the 1940 Act.

8.	Liability and Indemnification.

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser (including when acting in the capacity of attorney-in-fact for the Fund), including any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof, any Subadviser-Delegatee (as defined below) and any Subadviser Indemnitee shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ) (collectively, “Fund and Investment Manager Indemnitees”) as a result of any error of judgment, mistake of law or other act or omission by Subadviser or any Subadviser Indemnitee with respect to the Investment Manager, the Fund or its services or performance under this Agreement, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Investment Manager Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding

Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance (without material modification by the Fund, the Investment Manager or any other Fund and Investment Manager Indemnitees) upon written information furnished to Investment Manager or the Fund by Subadviser Indemnitees (as defined below) for use therein; provided, however, that Subadviser has had a reasonable opportunity to review, and has approved, information regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund as set forth in section 11 (and any comments on such information by Subadviser had been addressed); or (iii) any violation of federal or state statutes or regulations by Subadviser; and provided, further, however, that the Fund and Investment Manager Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) sustained as a result of a Fund’s and Investment Manager Indemnitee’s willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement or the Advisory Agreement, or violation of applicable law. It is further understood and agreed that Subadviser or any Subadviser Indemnitee may rely upon information furnished to it by Investment Manager that it reasonably believes to be accurate and reliable; provided, however, that nothing herein will limit any liability on the part of Subadviser for any actual loss incurred by the Fund, the Investment Manager or their respective affiliates to the extent such losses are directly attributable to the negligence of Subadviser, and result in an error in the net asset value of the Fund (but not including any error in the net asset value resulting from a valuation error made by the Investment Manager); provided, further, that Subadviser shall not be liable for any such loss caused directly or indirectly as a result of inaccurate information provided by Investment Manager or its designee to Subadviser. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Subadviser or Investment Manager may have under any federal securities laws. Neither Subadviser nor any Subadviser Indemnitees (as defined below) shall be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) arising or resulting from the acts or omissions of the custodian of the Fund, any broker or dealer, financial institution or any other third party with or through whom Subadviser arranges or enters into a transaction in respect of the Fund, except to the extent that Subadviser or any Subadviser Indemnitees specifically instructed such broker, financial institution or third party to take such action or omission and such instruction constituted willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder. Investment Manager understands and acknowledges that Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

(a)	Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager, the Fund and any other Fund and Investment

Manager Indemnitee shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser, its officers, trustees or shareholders, or any Subadviser-Delegatee, or any of its affiliated persons of any of them (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) as a result of any error of judgment, mistake of law or other act or omission by the Fund, Investment Manager or any other Fund and Investment Manager Indemnitee with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of the Fund or Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of the Fund or Investment Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Investment Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance (without material modification by the Fund, the Investment Manager or any other Fund and Investment Manager Indemnitee) upon written information furnished to Investment Manager or the Fund by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Investment Manager or the Fund; and provided, further, however, that the Subadviser Indemnitees shall not be indemnified for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) sustained as a result of a Subadviser Indemnitees willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties under this Agreement or violation of applicable law. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Subadviser or Investment Manager may have under any federal securities laws.

(b)

After receipt by Investment Manager, the Fund or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice (i.e., claim or defense of the Indemnifying Party is materially prejudiced). The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld.

9.	Duration and Termination.

(a)	Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon 60 days’ written notice to Subadviser; (ii) upon material breach by Subadviser of any representations, warranties or covenants set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that are reasonably likely to materially and adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Investment Manager;

or (2) upon material breach by Investment Manager of any representations, warranties or covenants set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

(c)	In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(c) (relating to books and records), 1(e), 8, 8(a), 8(b), 8(c), 15, 17, 18, 20, 22 and 23 shall survive such termination of the Agreement.

10.	Subadviser’s Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or any officers, trustees, or Subadviser Indemnitees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association. Subadviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, Subadviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Subadviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

11.	References to Subadviser. Subadviser hereby grants to Investment Manager during the term of this Agreement, the right and license to use Subadviser’s name and registered and unregistered trademarks, service marks and logos on Investment Manager’s web site(s) and in other materials solely for the purposes of disclosing and promoting the relationship between the parties as described herein. Investment Manager agrees to comply with any reasonable guidelines concerning the use of Subadviser’s name, trademarks, service marks and logos as Subadviser may from time to time provide in writing to the Investment Manager. In accordance with the exercise of the license rights granted in the preceding sentence, Investment Manager agrees to furnish to Subadviser at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to Subadviser, its affiliates or Subadviser’s clients in any way prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Any reference to Subadviser or its affiliates or description of Subadviser or its services in any such literature or materials shall be consistent with the information contained in the Fund’s registration statement.

12.	Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Subadviser:

Federated Investment Management Company

c/o Federated Advisory Services Company

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

Attn: George Polatas

Fax: 412-288-2925

Investment Manager:

Christopher Thompson

Senior Vice President – Investment Products & Marketing

225 Franklin Street

Boston, Massachusetts 02110

Tel:      (617) 385-9525

Fax:      (617) 385-9529

with a copy to:

Christopher O. Petersen

Vice President and Chief Counsel

Ameriprise Financial

50606 Ameriprise Financial Center

Minneapolis, MN 55474

Tel:      (612) 671-4321

Fax:      (612) 671-3767

13.	Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.	Assignment. No assignment of this Agreement shall be made by Investment Manager or Subadviser without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Investment Manager or Subadviser (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.	Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be governed by the laws of the commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.	Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.	Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

21.

Delegation. Subadviser may delegate some or all of its duties under this Agreement to affiliated or unaffiliated subadvisers (each a “Subadviser-Delegatee”); provided, however, that (i) Subadviser provides written notice to Investment Manager, (ii) any delegation of advisory duties is subject to and conditioned on the Fund Boards’ and/or Fund shareholder’s approval pursuant to Section 15 of the 1940 Act, (iii) no additional charges, fees or other compensation will be paid for such services, (iv) Subadviser hereby agrees to advise Investment Manager of any changes required to be made to the disclosure in the Fund’s registration statement relating to the Fund’s portfolio managers provided by Subadviser or any Subadviser-Delegatee, and (v) Subadviser always remains liable to the Investment Manager and the Fund for its obligations hereunder regardless whether services hereunder are provided by Subadviser or any Subadviser-Delegatee. To the extent that such delegation occurs, references to Subadviser herein shall be deemed to include reference to any Subadviser-Delegatee, as the context may require.

22.	Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, rule or regulation, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

23.	No Third-Party Rights. This Agreement is intended to insure to the benefit of the parties hereto and their permitted successors and permitted assigns. Except for the Fund, there are no intended third-party beneficiaries of this Agreement and nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or other respect to this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investments Advisers, LLC		Federated Investment Management Company

By:		By:
	Signature		Signature

Name:		Name:
	Printed		Printed

Title:		Title:

SUBADVISORY AGREEMENT

SCHEDULE A

Compensation pursuant to Paragraph 4 of the Agreement shall be calculated in accordance with the following schedule:

Active Portfolios Multi-Manager Core Plus Bond Fund, a series of Columbia Funds Series Trust I

Average Daily Net Assets	Rate
First $100 million
Next $150 million
Next $750 million
Thereafter

The rates set forth above apply to average daily net assets that are subject to Subadviser’s investment discretion in the specified fund.

Date:             , 2012